Exhibit 3.1

APARTMENT INCOME REIT CORP.

ARTICLES OF AMENDMENT AND RESTATEMENT

Apartment Income REIT Corp., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter referred to as the “Corporation” or “AIR”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation desires to and does hereby amend and restate its Charter as currently in effect.

SECOND: The Charter of the Corporation as amended and restated in its entirety is as follows:

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ARTICLE I

NAME

The name of the corporation (the “Corporation”) is Apartment Income REIT Corp.

ARTICLE II

PURPOSE

Section 1.    Purpose. The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland authorizing the formation of corporations as now or hereafter in force (including, without limitation or obligation, engaging in business as a REIT (as hereinafter defined) under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)).

Section 2.    REIT Qualification. The Board of Directors, without any action by the shareholders of the Corporation, shall have the authority to cause the Corporation to elect to be taxed as a REIT for U.S. federal income tax purposes. Following any such election, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be taxed as a REIT for U.S. federal income tax purposes, the Board of Directors, without any action by the shareholders of the Corporation, may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. In addition, the Board of Directors, without any action by the shareholders of the Corporation, shall have and may exercise, on behalf of the Corporation, without limitation, the power to determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article IV is not required in order for the Corporation to qualify as a REIT.

ARTICLE III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The post office address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The name and address of the resident agent of the Corporation in the State of Maryland is CSC-Lawyers

Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The resident agent is a Maryland corporation located in the State of Maryland.

ARTICLE IV

STOCK

Section 1.    Authorized Shares

1.1    Class and Number of Shares. The total number of shares of stock that the Corporation from time to time shall have authority to issue is 1,022,175,000 shares of Capital Stock having a par value of $0.01 per share, amounting to an aggregate par value of $10,221,750, consisting of 1,021,175,000 shares currently classified as Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) (the Class A Common Stock and all other classes or series of common stock hereafter classified being referred to collectively herein as the “Common Stock”), and 1,000,000 shares currently classified as Preferred Stock, par value $0.01 per share (all other classes or series of preferred stock hereafter classified being referred to collectively herein as the “Preferred Stock”). A majority of the entire Board of Directors, without action by the stockholders, may amend the Charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class that the Corporation has authority to issue.

1.2    Changes in Classification and Preferences. The Board of Directors by resolution or resolutions from time to time may classify and reclassify any unissued shares of Capital Stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of Capital Stock, including, but not limited to, ownership restrictions consistent with the Ownership Restrictions with respect to each such class or subclass of Capital Stock, and the number of shares constituting each such class or subclass, and to increase or decrease the number of shares of any such class or subclass.

Section 2.    No Preemptive Rights. No holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of the stock of the Corporation or any other security of the Corporation that it may issue or sell.

Section 3.    Common Stock.

3.1    Dividend Rights. The holders of shares of Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors of the Corporation out of funds legally available therefor.

3.2    Rights Upon Liquidation. Subject to the preferential rights of Preferred Stock, if any, as may be determined by the Board of Directors pursuant to Section 1 of this Article IV, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of the Corporation, each holder of shares of Common Stock shall be entitled to receive, ratably with each other holder of Common Stock, that portion of the assets of the Corporation available for distribution to its shareholders as the number of shares of the Common Stock held by such holder bears to the total number of shares of Common Stock then outstanding.

3.3    Voting Rights. The holders of shares of Common Stock shall be entitled to vote on all matters (on which a holder of shares of Common Stock shall be entitled to vote) at the meetings of the shareholders of the Corporation, and shall be entitled to one vote for each share of Common Stock entitled to vote at such meeting.

3.4    Restriction on Ownership and Transfers. The Beneficial Ownership and Transfer of Capital Stock shall be subject to the restrictions set forth in this Section 3.4 of this Article IV.

3.4.1    Restrictions.

(A)    Limitation on Beneficial Ownership. Except as provided in Section 3.4.8 of this Article IV, from and after the Spin-Off Date, (i) no Person (other than the Initial Holder or a Look-Through Entity) shall Beneficially Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (ii) no Person (other than the Initial Holder or a Look-Through Entity) shall Beneficially Own Common Stock in excess of the Common Stock Ownership Limit, (iii) the Initial Holder shall not Beneficially Own shares of Capital Stock in excess of the Initial Holder Limits, (iv) no Look-Through Entity shall Beneficially Own shares of Capital Stock in excess of the Look-Through Ownership Limits, and (v) no Excepted Holder shall Beneficially Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(B)    Transfers in Excess of the Aggregate Stock Ownership Limit. Except as provided in Section 3.4.8 of this Article IV, from and after the Spin-Off Date (and subject to Section 3.4.12 of this Article IV), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Person (other than a Look-Through Entity) Beneficially Owning shares of Capital Stock in excess of the Aggregate Ownership Limit shall be void ab initio as to the Transfer of such shares of Capital Stock that would be otherwise Beneficially Owned by such Person in excess of the Aggregate Stock Ownership Limit, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(C)    Transfers in Excess of Common Stock Ownership Limit. Except as provided in Section 3.4.8 of this Article IV, from and after the Spin-Off Date (and subject to Section 3.4.12 of this Article IV), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Person (other than the Initial Holder or a Look-Through Entity) Beneficially Owning shares of Common Stock in excess of the Common Stock Ownership Limit shall be void ab initio as to the Transfer of such shares of Common Stock that would be otherwise Beneficially Owned by such Person in excess of the Common Stock Ownership Limit, and the intended transferee shall acquire no rights in such shares of Common Stock.

(D)    Transfers in Excess of Look-Through Ownership Limits. Except as provided in Section 3.4.8 of this Article IV, from and after the Spin-Off Date (and subject to Section 3.4.12 of this Article IV), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated interdealer quotation system) that, if effective, would result in any Look-Through Entity

Beneficially Owning shares of Capital Stock in excess of the Look-Through Ownership Limits shall be void ab initio as to the Transfer of such shares of Capital Stock that would be otherwise Beneficially Owned by such Look-Through Entity in excess of the Look-Through Ownership Limits, and such Look-Through Entity shall acquire no rights in such shares of Capital Stock.

(E)    Transfers in Excess of Excepted Holder Limits. Except as provided in Section 3.4.8 of this Article IV, from and after the Spin-Off Date (and subject to Section 3.4.12 of this Article IV), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated interdealer quotation system) that, if effective, would result in any Excepted Holder Beneficially Owning shares of Capital Stock in excess of any Excepted Holder Limit applicable to such Excepted Holder shall be void ab initio as to the Transfer of such shares of Capital Stock that would be other-wise Beneficially Owned by such Excepted Holder in excess of the applicable Excepted Holder Limit and such Excepted Holder shall acquire no rights in such shares of Capital Stock.

(F)    Transfers Resulting in Ownership by Fewer than 100 Persons. Except as provided in Section 3.4.8 of this Article IV, from and after the Spin-Off Date (and subject to Section 3.4.12 of this Article IV), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in the Capital Stock being Beneficially Owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such shares of Capital Stock that would be otherwise Beneficially Owned by the transferee, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(G)    Transfers Resulting in “Closely Held” Status or “Related Party Rent”. From and after the Spin-Off Date, any Transfer that, if effective, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, without limitation, a Transfer or other event that would result in the Corporation owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) shall be void ab initio as to the Transfer of shares of Capital Stock that would cause the Corporation (i) to be “closely held” within the meaning of Section 856(h) of the Code or (ii) otherwise fail to qualify as a REIT, as the case may be, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(H)    REIT Status. Except as provided in Section 3.4.8 of this Article IV, no Person shall Beneficially Own shares of Capital Stock to the extent that such Beneficial Ownership would otherwise cause the Corporation to fail to qualify as a REIT, including, but not limited to, as a result of any “eligible independent contractor” (as defined in Section 856(d)(9)(A) of the Code) that operates a “qualified health care property” (as defined in Section 856(e)(6)(D)(i) of the Code) or a “qualified lodging facility” (as defined in Section 856(d)(9)(D) of the Code), on behalf of a TRS failing to qualify as such. Except as provided in Section 3.4.8 of this Article IV, from and after the Spin-Off Date (and subject to Section 3.4.12 of this Article IV), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would cause the Corporation to fail to qualify as a REIT shall be void ab initio as to the Transfer of such shares of Capital Stock that would be otherwise Beneficially Owned by the transferee, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(I)    Domestically Controlled Status. Except as provided in Section 3.4.8 of this Article IV, no Person shall Beneficially Own shares of Capital Stock to the extent that such Beneficial Ownership of Capital Stock could result in the Corporation failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code (“Domestically Controlled Entity”). Except as provided in Section 3.4.8 of this Article IV, from and after the Spin-Off Date (and subject to Section 3.4.12 of this Article IV), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in the Corporation failing to qualify as a Domestically Controlled Entity shall be void ab initio as to the Transfer of such shares of Capital Stock that would be otherwise Beneficially Owned by the transferee, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(J)    Transfers in Excess of Initial Holder Limits. Any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in the Initial Holder Beneficially Owning shares of Capital Stock in excess of the Initial Holder Limits shall be void ab initio as to the Transfer of such shares of Capital Stock that would be otherwise Beneficially Owned by the Initial Holder in excess of the Initial Holder Limits, and the Initial Holder shall acquire no rights in such shares of Capital Stock.

(K)    Severability on Void Transactions. A Transfer of a share of Capital Stock that is null and void under Sections 3.4.1(B) through (J) of this Article IV because it would, if effective, result in (i) the ownership of Capital Stock in excess of the Initial Holder Limits, the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit or the Look-Through Ownership Limits, (ii) the Capital Stock being Beneficially Owned by less than 100 Persons (determined without reference to any rules of attribution), (iii) the Corporation being “closely held” within the meaning of Section 856(h) of the Code or (iv) the Corporation otherwise failing to qualify as a REIT or Domestically Controlled Entity, shall not adversely affect the validity of the Transfer of any other share of Capital Stock in the same or any other related transaction.

3.4.2    Remedies for Breach. If the Board of Directors or a committee thereof shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 3.4.1 of this Article IV or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Capital Stock in violation of Section 3.4.1 of this Article IV (whether or not such violation is intended), the Board of Directors or a committee thereof shall be empowered to take any action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation, causing the Corporation to redeem such shares at the then current Market Price and upon such terms and conditions as may be specified by the Board of Directors in its sole discretion (including, but not limited to, by means of the issuance of long-term indebtedness for the purpose of such redemption), demanding the repayment of any distributions received in respect of shares of Capital Stock acquired in violation of Section 3.4.1 of this Article IV or instituting proceedings to enjoin such Transfer or to rescind such Transfer or attempted

Transfer; provided, however, that any Transfers or attempted Transfers (or in the case of events other than a Transfer, Beneficial Ownership) in violation of Section 3.4.1 of this Article IV, regardless of any action (or non-action) by the Board of Directors or such committee, (a) shall be void ab initio or (b) shall automatically result in the transfer described in Section 3.4.3 of this Article IV; provided, further, that the provisions of this Section 3.4.2 shall be subject to the provisions of Section 3.4.12 of this Article IV.

3.4.3    Transfer in Trust.

(A)    Establishment of Trust. If, notwithstanding the other provisions contained in this Article IV, at any time after the Spin-Off Date there is a purported Transfer (an “Excess Transfer”) (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) or other change in the capital structure of the Corporation (including, but not limited to, any redemption of Preferred Stock) or other event such that (a) any Person (other than the Initial Holder or a Look-Through Entity) would Beneficially Own (i) shares of Capital Stock in excess of the Aggregate Stock Ownership Limit or (ii) shares of Common Stock in excess of the Common Stock Ownership Limit, or (b) the Initial Holder would Beneficially Own shares of Capital Stock in excess of the Initial Holder Limits, or (c) any Person that is a Look-Through Entity would Beneficially Own shares of Capital Stock in excess of the Look-Through Ownership Limits (in any such event, the Person, Initial Holder or Look-Through Entity that would Beneficially Own shares of Capital Stock in excess of the applicable Aggregate Stock Ownership Limit, the Capital Stock Ownership Limit, the Initial Holder Limits or the Look-Through Entity Limit is referred to as a “Prohibited Transferee”), then, except as otherwise provided in Section 3.4.8 of this Article IV, such shares of Capital Stock in excess of the Aggregate Ownership Limit, the Common Stock Ownership Limit, the Initial Holder Limits or the Look-Through Ownership Limits, as the case may be, (rounded up to the nearest whole share) shall be automatically transferred to a Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the date of the Excess Transfer, change in capital structure or another event giving rise to a potential violation of the Ownership Limit, the Initial Holder Limits or the Look-Through Entity Ownership Limits.

(B)    Appointment of Trustee. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with either the Corporation or any Prohibited Transferee. The Trustee may be an individual or a bank or trust company duly licensed to conduct a trust business.

(C)    Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation. Except to the extent provided in Section 3.4.3(E), the Prohibited Transferee shall have no rights in the Capital Stock held by the Trustee, and the Prohibited Transferee shall not benefit economically from ownership of any shares of Capital Stock held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

(D)    Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Capital Stock. Any dividends or distributions so disgorged or rescinded shall be paid over to the Trustee and held in trust for the Charitable Beneficiary. Any vote cast by a Prohibited Transferee prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee will be rescinded as void ab initio and shall be recast in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. The owner of the shares at the time of the Excess Transfer, change in capital structure or other event giving rise to a potential violation of the Aggregate Stock Ownership Limit, the Capital Stock Ownership Limit, Initial Holder Limits or Look-Through Entity Ownership Limits shall be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Capital Stock for the benefit of the Charitable Beneficiary.

(E)    Restrictions on Transfer. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust must transfer the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the Ownership Restrictions. If such a transfer is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Prohibited Transferee and to the Charitable Beneficiary as provided in this Section 3.4.3(E). The Prohibited Transferee shall receive the lesser of (1) the price paid by the Prohibited Transferee for the shares or, if the Prohibited Transferee did not give value for the shares (through a gift, devise or other transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any proceeds in excess of the amount payable to the Prohibited Transferee shall be payable to the Charitable Beneficiary. If any of the transfer restrictions set forth in this Section 3.4.3(E) or any application thereof is determined in a final judgment to be void, invalid or unenforceable by any court having jurisdiction over the issue, the Prohibited Transferee may be deemed, at the option of the Corporation, to have acted as the agent of the Corporation in acquiring the Capital Stock as to which such restrictions would, by their terms, apply, and to hold such Capital Stock on behalf of the Corporation.

(F)    Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the Excess Transfer or other event resulting in a transfer to the Trust and (ii) the date that the Board of Directors determines in good faith that an Excess Transfer or other event occurred.

(G)    Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust relating to such Prohibited Transferee if (i) the shares of Capital Stock held in the Trust would not violate the Ownership Restrictions in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in

Sections 170(b)(1)(A), 170(c) (2) and 501(c)(3) of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided for in Section 3.4.3 shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

3.4.4    Notice of Restricted Transfer. Any Person that acquires or attempts to acquire shares of Capital Stock in violation of Section 3.4.1 of this Article IV, or any Person that is a Prohibited Transferee such that stock is transferred to the Trustee under Section 3.4.3 of this Article IV, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation’s status as a REIT. Failure to give such notice shall not limit the rights and remedies of the Board of Directors provided herein in any way.

3.4.5    Owners Required to Provide Information. From and after the Spin-Off Date, certain record and Beneficial Owners and transferees of shares of Capital Stock will be required to provide certain information as set out below.

(A)    Annual Disclosure. Every record and Beneficial Owner of more than 5% (or such other percentage between 0.5% and 5%, as provided in the applicable regulations adopted under the Code and excluding, solely for this purpose, constructive ownership described in clause (ii)(y) of the definition of Beneficial Ownership) in number or value of Outstanding shares of Capital Stock shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock Beneficially Owned (excluding, solely for this purpose, constructive ownership described in clause (ii)(y) of the definition of Beneficial Ownership) and a full description of how such shares are held. Each such owner of Capital Stock shall, upon demand by the Corporation, disclose to the Corporation in writing such additional information with respect to the Beneficial Ownership of the Capital Stock as the Board of Directors, in its sole discretion, deems appropriate or necessary to (i) comply with the provisions of the Code regarding the qualification of the Corporation as a REIT or Domestically Controlled Entity and (ii) ensure compliance with the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, the Initial Holder Limits or the Look-Through Ownership Limits, as applicable. Each shareholder of record, including without limitation any Person that holds shares of Capital Stock on behalf of a Beneficial Owner, shall take all reasonable steps to obtain the written notice described in this Section 3.4.5 from the Beneficial Owner.

(B)    Disclosure at the Request of the Corporation. Any Person that is a Beneficial Owner of shares of Capital Stock and any Person (including the shareholder of record) that is holding shares of Capital Stock for a Beneficial Owner, and any proposed transferee of shares, shall provide such information as the Corporation, in its sole discretion, may request in order to determine the Corporation’s status as a REIT and Domestically Controlled Entity, to comply with the requirements of any taxing authority or other governmental agency, to determine any such compliance or to ensure compliance with the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, the Initial Holder Limits and the Look-Through Ownership Limits, and shall provide a statement or affidavit to the Corporation setting forth the number of shares of Capital Stock already Beneficially Owned by such shareholder or proposed transferee and any related persons specified, which statement or affidavit shall be in the form prescribed by the Corporation for that purpose.

3.4.6    Remedies Not Limited. Nothing contained in this Article IV shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable (subject to the provisions of Section 3.4.12 of this Article IV) (i) to protect the Corporation and the interests of its shareholders in the preservation of the Corporation’s status as a REIT and Domestically Controlled Entity and (ii) to insure compliance with the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, the Initial Holder Limits and the Look-Through Ownership Limits.

3.4.7    Ambiguity. In the case of an ambiguity in the application of any of the provisions of Section 3.4 of this Article IV, or in the case of an ambiguity in any definition contained in Section 4 of this Article IV, the Board of Directors shall have the power to determine the application of the provisions of this Article IV with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 3.4) acquired Beneficial Ownership of Capital Stock in violation of Section 3.4.1, such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Capital Stock which, but for such remedies, would have been Beneficially Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

3.4.8    Exceptions. The following exceptions shall apply or may be established with respect to the limitations of Section 3.4.1 of this Article IV.

(A)    Waiver of Ownership Limit or Transfer Restriction. The Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the restrictions contained in Sections 3.4.1(A) through 3.4.1(I) (other than the Initial Holder Limits) and as the case may be, and may establish or increase an Excepted Holder Limit for such Person if the Board of Directors obtains such representations, covenants and undertakings as the Board of Directors may deem appropriate in order to conclude that granting the exemption and/or establishing or increasing the Excepted Holder Limit, as the case may be, will not cause the Corporation to lose its status as a REIT or Domestically Controlled Entity. Prior to granting any exception pursuant to this Section 3.4.8(A), the Board of Directors may require a ruling from the Internal Revenue Service or an opinion of counsel, if and to the extent it deems any such ruling or opinion necessary or advisable in order to determine or ensure that granting the exception will not cause the Corporation to lose its status as a REIT or Domestically Controlled Entity. The Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception. Furthermore, subject to Sections 3.4.1(A) through 3.4.1(I), an underwriter, placement agent or initial purchaser that participates in a public offering, a private placement or other private offering of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, Common Stock Ownership Limit, the Look-Through Ownership Limits, or both such limits, but only to the extent necessary to facilitate such public offering, private placement or immediate resale of such Capital Stock, and provided that the restrictions contained in Section 3.4.1 will not be violated following the distribution by such underwriter, placement agent or initial purchaser of such shares of Capital Stock.

(B)    Change in Ownership Limit, Look-Through Ownership Limits and Excepted Holder Limits. The Board of Directors may from time to time increase or decrease the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit and/or Look-Through Ownership Limits; provided, however, that a decreased Aggregate Stock Ownership Limit, Common Stock Ownership Limit and/or Look-Through Ownership Limits will not be effective for any Person whose percentage ownership of Capital Stock at the time of such Board action is in excess of such decreased Aggregate Stock Ownership Limit, Common Stock Ownership Limit and/or Look-Through Ownership Limits until such time as such Person’s percentage of Capital Stock equals or falls below the decreased Aggregate Stock Ownership Limit, Common Stock Ownership Limit and/or Look-Through Ownership Limits, but until such time as such Person’s percentage of Capital Stock falls below such decreased Aggregate Stock Ownership Limit, Common Stock Ownership Limit, and/or Look-Through Ownership Limits, any further acquisition of Capital Stock will be in violation of the Aggregate Stock Ownership Limit, Common Stock Ownership Limit and/or Look-Through Ownership Limits and, provided further, that the new Aggregate Stock Ownership Limit, Common Stock Ownership Limit, and/or Look-Through Ownership Limits would not allow five or fewer individuals (taking into account all Excepted Holders) to Beneficially Own more than 49.9% in value of the outstanding Capital Stock. The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time, or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the then-existing Aggregate Stock Ownership Limit, Common Stock Ownership Limit or Look-Through Ownership Limits, as applicable.

(C)    Pledge by Initial Holder. Notwithstanding any other provision of this Article IV, the pledge by the Initial Holder of all or any portion of the Capital Stock directly owned at any time or from time to time shall not constitute a violation of Section 3.4.1 of this Article IV and the pledgee shall not be subject to the Aggregate Stock Ownership Limit with respect to the Capital Stock so pledged to it either as a result of the pledge or upon foreclosure.

(D)    Underwriters. For a period of 270 days following the purchase of Capital Stock by an underwriter that (i) is a corporation or a partnership and (ii) participates in an offering of the Capital Stock, such underwriter shall not be subject to the Ownership Limit with respect to the Capital Stock purchased by it as a part of or in connection with such offering and with respect to any Capital Stock purchased in connection with market making activities.

3.4.9    Legend. Each certificate for Capital Stock shall bear the following legend:

“The shares of Capital Stock represented by this certificate are subject to restrictions on transfer. No person may Beneficially Own shares of Capital Stock in excess of the Ownership Restrictions, as applicable, with certain further restrictions and exceptions set forth in the Charter. Any Person that attempts to Beneficially Own shares of Capital Stock in excess of the applicable limitation must immediately notify the Corporation. All capitalized terms in this legend have the meanings ascribed to such terms in the Charter, as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder that so requests. If the restrictions on transfer are violated, (i) the transfer of shares of Capital

Stock represented hereby will be void in accordance with the Charter or (ii) the shares of Capital Stock represented hereby automatically be will transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries.”

3.4.10    Severability. If any provision of this Article IV or any application of any such provision is determined in a final and unappealable judgment to be void, invalid or unenforceable by any Federal or state court having jurisdiction over the issues, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

3.4.11    Board of Directors Discretion. Anything in this Article IV to the contrary notwithstanding, the Board of Directors shall be entitled to take or omit to take such actions as it in its discretion shall determine to be advisable in order that the Corporation maintain its status as and continue to qualify as a REIT or Domestically Controlled Entity, including, but not limited to, reducing the Aggregate Ownership Limit, the Common Stock Ownership Limit, the Initial Holder Limits and the Look-Through Ownership Limits in the event of a change in law.

3.4.12    Settlement. Nothing in this Section 3.4 of this Article IV shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system.

Section 4.    Definitions. The terms set forth below shall have the meanings specified below when used in this Article IV or in Article V of the Charter.

4.1    Aggregate Stock Ownership Limit. The term “Aggregate Stock Ownership Limit” shall mean, for any Person other than the Initial Holder or a Look-Through Entity, 8.7% in value of the aggregate of the outstanding shares of Capital Stock, or such other percentage determined by the Board of Directors in accordance with Section 3.4.8. The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors, which determination shall be final and conclusive for all purposes hereof. For the purposes of determining the percentage ownership of Capital Stock by any Person, shares of Capital Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation directly or constructively held by such Person, but not shares of Capital Stock issuable with respect to the conversion, exchange or exercise of securities of the Corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

4.2    Beneficial Ownership. The term “Beneficial Ownership” shall mean (i) ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned (x) through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3)(A) of the Code and (y) through the application of Section 318(a) of the Code (as modified by Section 856(d)(5) of the Code) and/or (ii) ownership of the number and value of shares of Capital Stock that such Person is deemed to beneficially own pursuant to Rule 13d-3 under the Exchange Act; provided that when applying this definition of Beneficial Ownership to the Initial Holder, clause (ii) of this definition and clause (b) of the definition of “Person” shall be disregarded. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

4.3    Capital Stock. The term “Capital Stock” shall mean all classes or series of capital stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

4.4    Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 3.4.3 of this Article IV, each of which shall be an organization (i) described in Section 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code and (ii) to which contributions are eligible for deduction under each of Sections 170(b)(1) (A), 2055 and 2522 of the Code.

4.5    Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

4.6    Common Stock. The term “Common Stock” shall mean all shares now or hereafter authorized of any class of Common Stock of the Corporation and any other Capital Stock of the Corporation, however designated, authorized after the Issue Date, that has the right (subject always to prior rights of any class of Preferred Stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

4.7    Common Stock Ownership Limit. The term “Common Stock Ownership Limit” shall mean, for any Person other than the Initial Holder or a Look-Through Entity, 8.7% (in value or in number, whichever is more restrictive) of the Outstanding shares of Common Stock of the Corporation, or such other percentage determined by the Board of Directors in accordance with Section 3.4.8. The number and value of the outstanding shares of Common Stock of the Corporation shall be determined by the Board of Directors, which determination shall be final and conclusive for all purposes hereof. For purposes of determining the percentage ownership of Common Stock by any Person, shares of Common Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation directly or constructively held by such Person, but not shares of Common Stock issuable with respect to the conversion, exchange or exercise of securities of the Corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

4.8    Excepted Holder. The term “Excepted Holder” shall mean a Person for whom an Excepted Holder Limit is created by these Articles of Incorporation or by the Board of Directors pursuant to Section 3.4.8(A).

4.9    Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by these Articles of Incorporation or by the Board of Directors pursuant to Section 3.4.8(A) and subject to adjustment pursuant to Section 3.4.8(B), the percentage limit established for an Excepted Holder by these Articles of Incorporation or by the Board of Directors pursuant to Section 3.4.8(A).

4.10    Excess Transfer. The term “Excess Transfer” has the meaning set forth in Section 3.4.3(A) of this Article IV.

4.11    Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

4.12    Initial Holder. The term “Initial Holder” shall mean Terry Considine.

4.13    Initial Holder Limits. The term “Initial Holder Limits” shall mean 15% (in value or in number, whichever is more restrictive) of Outstanding shares of Common Stock applied, in the aggregate, to the Initial Holder and 15% (in value or in number, whichever is more restrictive) of Outstanding shares of Capital Stock. From the Spin-Off Date, the secretary of the Corporation, or such other person as shall be designated by the Board of Directors, shall upon request make available to the representative(s) of the Initial Holder and the Board of Directors, a schedule that sets forth the then-current Initial Holder Limits applicable to the Initial Holder.

4.14    Look-Through Entity. The term “Look-Through Entity” shall mean a Person that is either (i) described in Section 401(a) of the Code as provided under Section 856(h)(3) of the Code or (ii) registered under the Investment Company Act of 1940.

4.15    Look-Through Ownership Limit. The term “Look-Through Ownership Limits” shall mean 15% (in value or in number, whichever is more restrictive) of Outstanding shares of Capital Stock and 15% (in value or in number, whichever is more restrictive) of Outstanding shares of Common Stock.

4.16    Market Price. The term “Market Price” on any date shall mean the Closing Price on the Trading Day immediately preceding such date. The term “Closing Price” on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Common Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the Company. The term “Trading Day” shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

4.17    NYSE. The term “NYSE” shall mean the New York Stock Exchange, Inc.

4.18    Outstanding. The term “Outstanding” shall mean issued and outstanding shares of Capital Stock of the Corporation, provided that for purposes of the application of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, the Look-Through Ownership Limits, the Initial Holder Limits or an Excepted Holder Limit to any Person, the term “Outstanding” shall be deemed to include the number of shares of Capital Stock that such Person alone, at that time, could acquire pursuant to any options or convertible securities.

4.19    Ownership Restrictions. The term “Ownership Restrictions” shall mean collectively the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit as applied to Persons other than the Initial Holder or Look-Through Entities, the Initial Holder Limits as applied to the Initial Holder, the Look-Through Ownership Limits as applied to Look-Through Entities, and the Excepted Holder Limit as applied to Excepted Holders.

4.20    Person. The term “Person” shall mean (A) an individual, corporation, partnership, estate, trust (including a trust qualifying under Section 401(a) or 501(c) of the Code), association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and (B) also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act and a group to which an Excepted Holder Limit applies.

4.21    Prohibited Transferee. The term “Prohibited Transferee” has the meaning set forth in Section 3.4.3(A) of this Article IV.

4.22    REIT. The term “REIT” shall mean a “real estate investment trust” as defined in Section 856 through 860 of the Code.

4.23    Spin-Off Date. The term “Spin-Off Date” shall mean [______], 2020.

4.24    Transfer. The term “Transfer” shall mean any sale, transfer, gift, assignment, devise or other disposition of a share of Capital Stock (including (i) the granting of an option or any series of such options or entering into any agreement for the sale, transfer or other disposition of Capital Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Capital Stock), whether voluntary or involuntary, whether of record or Beneficial Ownership, and whether by operation of law or otherwise (including, but not limited to, any transfer of an interest in other entities that results in a change in the Beneficial Ownership of shares of Capital Stock). The term “Transfers” and “Transferred” shall have correlative meanings.

4.25    TRS. The term “TRS” shall mean any taxable REIT subsidiary (as defined in Section 856(l) of the Code) of the Corporation.

4.27    Trust. The term “Trust” shall mean the trust created pursuant to Section 3.4.3 of this Article IV.

4.28    Trustee. The term “Trustee” shall mean the Person unaffiliated with either the Corporation or the Prohibited Transferee that is appointed by the Corporation to serve as trustee of the Trust.

ARTICLE V

GENERAL REIT PROVISIONS

Section 1.    Termination of REIT Status. The Board of Directors shall take no action to terminate the Corporation’s status as a REIT until such time as (i) the Board of Directors adopts a resolution recommending that the Corporation terminate its status as a REIT, (ii) the Board of Directors presents the resolution at an annual or special meeting of the shareholders and (iii) such resolution is approved by the vote of a majority of the shares entitled to be cast on the resolution.

Section 2.    Exchange or Market Transactions. Nothing in Article IV or this Article V shall preclude the settlement of any transaction entered into through the facilities of the NYSE or other national securities exchange or an automated inter-dealer quotation system. The fact that the settlement of any transaction is permitted shall not negate the effect of any other provision of this Article V or any provision of Article IV, and the transferee, including but not limited to any Prohibited Transferee, in such a transaction shall remain subject to all the provisions and limitations of Article IV and this Article V.

Section 3.    Severability. If any provision of Article IV or this Article V or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

Section 4.    Waiver. The Corporation shall have authority at any time to waive the requirement that the Corporation redeem shares of Preferred Stock if, in the sole discretion of the Board of Directors, any such redemption would jeopardize the status of the Corporation as a REIT for federal income tax purposes.

ARTICLE VI

BOARD OF DIRECTORS

Section 1.    Management. The business and the affairs of the Corporation shall managed under the direction of its Board of Directors.

Section 2.    Number. The number of directors that will constitute the entire Board of Directors shall be fixed by, or in the manner provided in, the Bylaws but shall in no event be less than three. Any increases or decreases in the size of the board shall be apportioned equally among the classes of directors to prevent stacking in any one class of directors. Effective as of the Spin-Off Date, there are initially nine directors in office whose names are as follows: (I) Robert A. Miller, Kathleen M. Nelson and Michael A. Stein (Class I), (II) Thomas L. Keltner, John D. Rayis and Ann Sperling (Class II) and (III) Terry Considine, Devin I. Murphy and Nina A. Tran (Class III).

Section 3.    Classified Board. The Board of Directors shall be classified initially into three classes: Class I; Class II; and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of Directors constituting the entire Board of Directors and the allocation (including the initial allocation) of Directors among the three classes shall be determined by the Board of Directors. The initial Class I Directors shall serve for a term expiring at the 2021 annual meeting of stockholders, at which meeting they shall be elected to a term expiring at the 2022 annual meeting of stockholders, and the initial Class II and Class III Directors shall serve for a term expiring at the 2022 annual meeting of stockholders. Each Director in each class shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible. From and including the 2022 annual meeting of stockholders, the Board of Directors shall no longer be classified, and each Director shall be elected to serve a term expiring at the annual meeting of stockholders next following the Director’s election. Notwithstanding the expiration of the term of a Director, the Director shall continue to hold office until a successor shall be elected and qualified or until his or her earlier death, resignation or removal.

Section 4.    Vacancies. Subject to the rights of the holders of any class or series of stock separately entitled to elect one or more directors, newly created directorships resulting from any increase in the number of directors shall be filled by the majority vote of the Board of Directors, and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of Directors, or, if applicable, by a sole remaining director. A director elected by the Board of Directors to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy has occurred and until his or her successor is elected and qualifies.

Section 5.    Removal. Except as otherwise provided in the Charter, any director may be removed from office only for cause and only by the affirmative vote of two-thirds of the aggregate number of votes then entitled to be cast generally in the election of directors. For purposes of this Section 5, “cause” shall mean the willful and continuous failure of a director to substantially perform the duties to the Corporation of such director (other than any such failure resulting from temporary incapacity due to physical or mental illness) or the willful engaging by a director in gross misconduct materially and demonstrably injurious to the Corporation.

Section 6.    Bylaws. The Board of Directors shall have power to adopt, amend, alter, change and repeal any Bylaws of the Corporation by vote of the majority of the Board of Directors then in office. Any adoption, amendment, alteration, change or repeal of any Bylaws by the shareholders of the Corporation shall require the affirmative vote of a majority of the aggregate number of votes then entitled to be cast generally in the election of directors. Notwithstanding anything in this Section 6 to the contrary, no amendment, alteration, change or repeal of any provision of the Bylaws by the shareholders of the Corporation relating to the removal of directors, the size of the Board of Directors or the filling of vacancies on the Board of Directors, or repeal of the Bylaws by the shareholders of the Corporation, shall be effected without the vote of two-thirds of the aggregate number of votes entitled be cast generally in the election of Directors.

Section 7.    Powers. The enumeration and definition of particular powers of the Board of Directors included elsewhere in the Charter shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Charter, or construed as excluding or limiting, or deemed by inference or otherwise in any manner to exclude or limit, the powers conferred upon the Board of Directors under the Maryland General Corporation Law (“MGCL”) as now or hereafter in force.

ARTICLE VII

LIMITATION OF LIABILITY

No director or officer of the Corporation shall be liable to the Corporation or its shareholders for money damages to the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers. Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of the charter or Bylaws of the Corporation inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

ARTICLE VIII

INDEMNIFICATION

The Corporation shall indemnify, to the fullest extent permitted by Maryland law, as applicable from time to time, all persons who at any time were or are directors or officers of the Corporation for any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) relating to any action alleged to have been taken or omitted in such capacity as a director or an officer. The Corporation shall pay or reimburse all reasonable expenses incurred by a present or former director or officer of the Corporation in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) in which the present or former director or officer is a party, in advance of the final disposition of the proceeding, to the fullest extent permitted by, and in accordance with the applicable requirements of, Maryland law, as applicable from time to time. The Corporation may indemnify any other persons permitted but not required to be indemnified by Maryland law, as applicable from time to time, if and to extent indemnification is authorized and determined to be appropriate, in each case in accordance with applicable law, by the Board of Directors, the majority of the shareholders of the Corporation entitled to vote thereon or special legal counsel appointed by the Board of Directors. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate any of the benefits provided to directors and officers under this Article VIII in respect of any act or omission that occurred prior to such amendment or repeal.

ARTICLE IX

WRITTEN CONSENT OF SHAREHOLDERS

Any corporate action upon which a vote of shareholders is required or permitted may be taken without a meeting or vote of shareholders with the unanimous written consent of shareholders entitled to vote thereon.

ARTICLE X

AMENDMENT

The Corporation reserves the right to amend, alter or repeal any provision contained in this charter upon (i) adoption by the Board of Directors of a resolution recommending such amendment, alteration, or repeal, (ii) presentation by the Board of Directors to the shareholders of a resolution at an annual or special meeting of the shareholders and (iii) approval of such resolution by the affirmative vote of the holders of a majority (or, as applicable, a two-thirds vote) of the aggregate number of votes entitled to be case generally in the election of directors. All rights conferred upon shareholders herein are subject to this reservation.

ARTICLE XI

EXISTENCE

The Corporation is to have a perpetual existence.

* * * * * *

THIRD: The Board of Directors of the Corporation at a meeting or by a unanimous consent in writing in lieu of a meeting under § 2-408 of the Maryland General Corporation Law, and the sole stockholder of the Corporation by a unanimous consent in writing in lieu of a meeting under § 2-505 of the Maryland General Corporation Law, each adopted a resolution that set forth and approved the foregoing amendment and restatement of the Charter.

FOURTH: The foregoing amendment and restatement of the Charter of the Corporation does not increase the authorized Capital Stock of the Corporation.

FIFTH: The current address of the principal office of the Corporation is 4582 South Ulster Street, Suite 1700, Denver, Colorado 80237. The current address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.

SIXTH: The name and address of the Corporation’s resident agent in the State of Maryland is CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.

IN WITNESS WHEREOF, Apartment Income REIT Corp. has caused these presents to be signed in its name and on its behalf by its Executive Vice President, Chief Financial Officer and witnessed by its Executive Vice President, General Counsel and Secretary on                          , 2020.

WITNESS:	APARTMENT INCOME REIT CORP.
By:
Lisa R. Cohn	Paul Beldin
Executive Vice President, General Counsel and Secretary	Executive Vice President, Chief Financial Officer

THE UNDERSIGNED, Executive Vice President and Chief Financial Officer of Apartment Income REIT Corp., who executed on behalf of the Corporation the foregoing Articles of Amendment and Restatement of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment and Restatement to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

Paul Beldin
Executive Vice President, Chief Financial Officer